Corporate Trust Services

MAC R1204-010

9062 Old Annapolis Rd

Columbia, MD 21045

Tel: 410 884-2000

Fax: 410 715 2380

Deutsche Mortgage & Asset Receiving Corporation

60 Wall Street

New York, NY 10005

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator and Paying Agent for the Prince Building Mortgage Loan (in such capacity, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2013 (the “reporting period”):

(a)	A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 11, 2014

/s/ Brian Smith

Brian Smith
Vice President

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of November 1, 2012, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer TORCHLIGHT LOAN SERVICES, LLC, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Wells Fargo Bank, N.A. as Certificate Administrator, Paying Agent and Custodian relating to the Series COMM 2012-CCRE4 Commercial Mortgage Pass-Through Certificates , relating to the Prince Building Loan Combination, a pari passu portion of which is included in the Series COMM 2012-CCRE3 Commercial Mortgage Pass-Through Certificates transaction.

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable